EXHIBIT 10.15

2005 BONUS PLAN DESCRIPTION

A bonus pool will be established for all employees of Neoforma, Inc. (the “Company”), including the executive officers. The bonus amount for each executive officer will be determined based upon the executive officer’s target bonus amount and the overall size of the Company’s bonus pool, as follows:

A.	TARGET BONUS AMOUNTS:

Executive Officer	Target Bonus
Robert Zollars, Chief Executive Officer	100% of base salary
Daniel Eckert, President and Chief Operating Officer	75% of base salary
Andrew Guggenhime, Chief Financial Officer and Secretary	50% of base salary
Herbert Cross, VP of Finance	30% of base salary

B.	FUNDING METRICS

Funding for the total bonus pool is comprised of the following metrics and allocations:

Funding Metric	Bonus Pool Allocation
Financial Performance	60%
Connections	20%
Product Delivery	20%

Financial Performance will be determined based upon the Company’s full year 2005 EBITDA performance, as well as the Company’s full year adjusted revenue results (see Table 1). Generally, the Company’s adjusted results exclude the impact of EITF No. 01-9 and certain expenses, gains and losses. Under EITF No. 01-9, the Company offsets non-cash amortization of partnership costs against related party revenue in an amount equal to the lesser of the two in any period. Any amortization of partnership costs in excess of related party revenue in any period is classified as an operating expense.

The percentages in Table 1 below represent the portion of the “financial performance” metric that will be funded in the overall bonus pool. For example, if the Company’s EBITDA and Adjusted Revenue for 2005 are exactly at the Target level, the “financial performance” metric of the overall bonus pool will be funded at 42% (60% allocation multiplied by 70% per Table 1).

Table 1: Financial Performance Bonus Funding

		Adjusted Revenue
		T-$3M	T-$2M	T-$1M	Target*	T+$1M	T+$2M	T+$3M
	T+$4M	90%	110%	130%	150%	170%	190%	200%
	T+$3M	70%	90%	110%	130%	150%	170%	190%
	T+$2M	50%	70%	90%	110%	130%	150%	170%
	T+$1M	30%	50%	70%	90%	110%	130%	150%
EBITDA	Target	10%	30%	50%	70%	90%	110%	130%
	T-$1M	0%	10%	30%	50%	70%	90%	110%
	T-$2M	0%	0%	10%	30%	50%	70%	90%
	T-$3M	0%	0%	0%	10%	30%	50%	70%
	T-$4M	0%	0%	0%	0%	10%	30%	50%

Connections will be determined based on the number of connections completed in 2005. The Company connects hospitals’ materials management information systems (“MMIS”) to their suppliers’ enterprise resource planning (“ERP”) systems utilizing the Company’s proprietary NeoConnect™ platform and rapid implementation methodology. Once a connection is implemented, it is counted towards the funding of the bonus pool (see Table 2).

The percentages in Table 2 below represent the portion of the “connections” metric that will be funded in the overall bonus pool. For example, if the Company’s connections are exactly at the Target level, the “connections” metric of the overall bonus pool will be funded at 20% (20% allocation multiplied by 100% per Table 2).

Table 2: Connections Bonus Funding

		Annual Connections	Annual Funding
	Superior	T + 22.2%	200%
		T + 11.1%	150%
Connections	Target (T)	T	100%
		T – 5.6%	75%
	Base	T – 11.1%	50%

Product Delivery is measured using the 2005 product roadmap which was collaboratively created by the Company and Novation, LLC. Once the Company delivers one of the 2005 major scheduled releases to Marketplace@Novation, the customer will complete a usability assessment to evaluate if the release is deemed satisfactory – only releases with a “meet expectations” or “exceeds expectations” rating will be counted toward the funding of the bonus pool (see Table 3).

The percentages in Table 3 below represent the portion of the “product delivery” metric that will be funded in the overall bonus pool for each product delivery, with the total funding determined by the average of all product delivery scores. For example, if the Company makes three product deliveries where the first delivery is 2 weeks late and does not meet expectations, the second is delivered on the target date and meets expectations and the third is delivered 4 weeks early and exceeds expectations, the “product delivery” metric of the overall bonus pool will be funded at 20% (20% allocation multiplied by 100% ((0%+100%+200%)/3)).

Table 3: Product Delivery Bonus Funding

		Customer Usability Assessment
		Does Not Meet Expectations	Meets Expectations	Exceeds Expectations
	4 weeks early	0%	150%	200%
	2 weeks early	0%	125%	175%
Delivery	Target	0%	100%	150%
	2 weeks late	0%	75%	125%
	4 weeks late	0%	50%	100%

C.	PAYOUT FREQUENCY

An annual payout schedule and performance cycle will be observed.

D.	GENERAL PROVISIONS

1.	There is a cap on the aggregate of the Connections and Product Delivery funding of the bonus pool at four times the amount of any Financial Performance funding.
2.	Executive officers must be employed and on active status on the date of the bonus payment to be eligible to receive an award (except in the case of a change in control transaction, as outlined in each executive officer’s employment agreement).
3.	The Compensation Committee reserves the right to modify the bonus plan and the specific bonus payment to each eligible executive officer based on personal performance.
4.	The Company reserves the right to modify this plan at any time, in its sole discretion.